Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 14, 2012 (this “Supplemental Indenture”), among Florida East Coast Holdings Corp., a Florida corporation (the “Parent Guarantor”), the direct parent company of Florida East Coast Railway Corp., a Delaware corporation (the “Issuer”), each existing subsidiary Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as notes collateral agent (the “Notes Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer, the Existing Guarantors, the Trustee and the Notes Collateral Agent have heretofore become parties to an Indenture, dated as of January 25, 2011 (the “Indenture”), providing for the issuance of 8 1/8% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, Parent Guarantor owns 100% of the outstanding capital stock of the Issuer;

WHEREAS, pursuant to Section 1009 of the Indenture, the Issuer is permitted to satisfy its obligations in connection with reporting and other information under Section 1009 of the Indenture with respect to financial information relating to the Issuer by furnishing financial information relating to any direct or indirect parent company of the Issuer which becomes a guarantor of the Notes on the terms and conditions set forth herein;

WHEREAS, the Parent Guarantor desires to become a guarantor of the Notes and unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, the Parent Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Parent Guarantor is dependent on the financial performance and condition of the Issuer, which is a direct wholly owned subsidiary of such Parent Guarantor; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor, the Issuer, the Existing Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.                                       CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       AGREEMENT TO GUARANTEE.  The Parent Guarantor hereby agrees as follows:

(a)                                  The Parent Guarantor hereby agrees to become a party to the Indenture as a guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a guarantor under the Indenture.  The Parent Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a guarantor and to perform all of the obligations and agreements of a guarantor under the Indenture.

(b)                                 The Parent Guarantor agrees, on a joint and several basis with all the Existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to and subject to the other conditions set forth in Article Twelve of the Indenture on a senior unsecured basis.

(c)                                  Except for the provisions set forth in Section 1205 of the Indenture, Article Twelve of the Indenture shall apply to the Parent Guarantor mutatis mutandis.

4.                                       NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Parent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Parent Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

5.                                       NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

6.                                       COUNTERPARTS.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.                                       EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.                                       THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent Guarantor and the Issuer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

FLORIDA EAST COAST HOLDINGS CORP.,
as Parent Guarantor

By:	/s/ Kim Cooper
	Name:	Kim Cooper
	Title:	Vice President & Corporate Controller

FLORIDA EAST COAST RAILWAY CORP.,
as Issuer

By:	/s/ Kim Cooper
	Name:	Kim Cooper
	Title:	Vice President & Corporate Controller

FLORIDA EAST COAST RAILWAY, L.L.C.
FEC HIGHWAY SERVICES, L.L.C.
FLORIDA EAST COAST DELIVERIES, LLC,
as Existing Guarantors

By:
/s/ Kim Cooper
	Name:	Kim Cooper
	Title:	Vice President & Corporate Controller

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Notes Collateral Agent

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President